Exhibit 10.13

LEASE

BAYSIDE TOWERS, INC.,

a Delaware corporation,

Landlord

and

E2OPEN, INC.,

a Delaware corporation,

Tenant

for

Suite 400

4100 East Third Avenue

Foster City, California

May 7, 2009

-i-

Schedule of Exhibits

Exhibit A	Floor Plan

Exhibit B	Definitions

Exhibit C	Landlord’s Work

Exhibit D	Design Standards

Exhibit E	Cleaning Specifications

Exhibit F	Rules and Regulations

Exhibit G	Form of Notice of Lease Term Dates

Exhibit H	Office Furniture Inventory

Exhibit H-1	Office Furniture Plan

-ii-

LEASE

THIS LEASE is made as of the 7th day of May, 2009 (“Effective Date”), between BAYSIDE TOWERS, INC., a Delaware corporation (“Landlord”), and E2OPEN, INC., a Delaware corporation (“Tenant”).

Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

PREMISES	The entire fourth (4th) floor of the Building, as more particularly shown on Exhibit A.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 4100 East Third Avenue, Foster City, California.

PROJECT	The Building and that certain other building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 4000 East Third Avenue, Foster City, California, which are collectively commonly known as Bayside Towers.

REAL PROPERTY	As defined in Exhibit B.

COMMENCEMENT DATE	The date which is the earlier to occur of (a) the date Tenant (or any person or entity claiming by, through or under Tenant) occupies any part of the Premises for the conduct of its business, and (b) August 1, 2009, subject to Section 2.2 below.

EXPIRATION DATE	February 28, 2013, or the last day of any renewal or extended term, if the Term of this Lease is extended in accordance with any express provision hereof.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and general offices, consistent with the character of the Building as a first-class office building.

BASE YEAR	Calendar year 2009.

TENANT’S PROPORTIONATE SHARE	18.4867%

AGREED AREA OF BUILDING	130,202 rentable square feet, as mutually agreed by Landlord and Tenant.

AGREED AREA OF PREMISES	24,070 rentable square feet, as mutually agreed by Landlord and Tenant.

FIXED RENT	Lease Year	Per Annum	Per Month	Approximate Annual Fixed Rent Per Rentable Square Foot
	1*	$722,100.00	$60,175.00	$30.00
	2**	$743,763.00	$61,980.25	$30.90
	3**	$766,075.92	$63,839.66	$31.83
	4**	$789,058.20	$65,754.85	$32.78

*       Notwithstanding anything to the contrary contained in the foregoing schedule of Fixed Rent, Tenant shall not be required to pay Fixed Rent for the first six (6) full calendar months of the Term (the “Rent Credit Period”). Landlord and Tenant acknowledge that the Rent Credit Period has been granted to Tenant as additional consideration for Tenant entering into this Lease and for agreeing to pay the rent and performing the terms and conditions otherwise required under this Lease. Accordingly, if an Event of Default shall occur under this Lease and this Lease is terminated as a result thereof, then Landlord, at its option and in addition to any other remedies Landlord may have under this Lease, may elect (by delivery of written notice to Tenant) that Tenant shall immediately become obligated to pay to Landlord all Fixed Rent abated hereunder during the Rent Credit Period, with interest at the Interest Rate from the date such Fixed Rent would have otherwise been due but for the abatement provided herein. The Fixed Rent for the first full month of the Expansion Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Amendment.

**     Commencing on the first day of the second (2nd) Lease Year and continuing throughout the remainder of the Term, Tenant shall be entitled to the Monthly Fixed Rent Credit calculated in accordance with Section 5.6(b) below, if any.

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively

INTEREST RATE	The lesser of (i) 2% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable Requirements.

SECURITY DEPOSIT	$197,264.55.

TENANT’S ADDRESS FOR NOTICES

Until Tenant commences business operations from the Premises:

E2open, Inc.

1600 Seaport Boulevard, Suite 500

Redwood City, California 94063

Attn: Peter Maloney

Thereafter:

E2open, Inc.

4100 East Third Avenue, Suite 400

Foster City, California 94404

Attn: Peter Maloney

LANDLORD’S ADDRESS FOR NOTICES

Bayside Towers, Inc.

c/o Tishman Speyer Properties, L.P.

One Bush Street, Suite 450

San Francisco, California 94104

Attn: Managing Director

With copies to:

Tishman Speyer Properties, L.P.

45 Rockefeller Plaza

New York, New York 10111

Attn: Chief Legal Officer

and:

Tishman Speyer Properties, L.P.

45 Rockefeller Plaza

New York, New York 10111

Attn: Chief Financial Officer

LANDLORD’S ADDRESS FOR PAYMENT OF RENT	Rent shall be paid to “Bayside Towers, Inc.” at 75 Remittance Drive, Suite 6789, Chicago, Illinois 60675-1648, or to such other parties and/or addresses as to which Landlord shall provide advance notice.

TENANT’S BROKER	CB Richard Ellis 950 Tower Lane Foster City, California 94404 Attn: Jon Moeller

LANDLORD’S BROKER	Cornish & Carey Commercial 901 Mariners Island Boulevard, Suite 125 San Mateo, California 94404 Attn: Bob Garner & Jon Mackey

LANDLORD’S AGENT	Tishman Speyer Properties, L.P. or any other person or entity designated at any time and from time to time by Landlord as Landlord’s Agent.

LANDLORD’S CONTRIBUTION	$349,015.00 (i.e., $14.50 per rentable square foot of the Premises).

All capitalized terms used in this Lease without definition are defined in Exhibit B.

ARTICLE 2

PREMISES; TERM; RENT

Section 2.1 Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with others, the Common Areas.

Section 2.2 Commencement Date. (a) Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant prior to the occurrence of the Commencement Date. The Term of this Lease shall commence on the Commencement Date. Unless sooner terminated or extended as hereinafter provided, the Term shall end on the Expiration Date. Landlord shall be deemed to have tendered possession of the Premises to Tenant upon the mutual execution and delivery of this Lease, it being understood that the Premises are vacant, in the condition required by this Lease (except for Landlord’s performance of Landlord’s Work pursuant to Article 4 below) and available for Tenant’s occupancy (subject to Section 2.2(b) below). Notwithstanding the foregoing or anything to the contrary contained in Article 1 above, if Tenant is not legally permitted to occupy the Premises for the conduct of its business on August 1, 2009, as a result of any act or omission on the part of Landlord or Landlord’s agents or employees, and if Tenant does not occupy the Premises for the conduct of its business as a result thereof, then the Commencement Date shall not occur until Tenant is legally permitted to occupy the Premises for the conduct of its business; provided, however, if the Commencement Date has not occurred on or before October 1, 2009, then Tenant shall have the right to terminate this Lease, which right shall be exercisable only by written notice to Landlord delivered not earlier than October 2, 2009, and not later than the earlier to occur of (i) the date on which the Commencement Date occurs, and (ii) October 10, 2009. At any time following the Commencement Date, Landlord shall have the right to deliver to Tenant a notice in the form as set forth in Exhibit G, attached hereto, as a confirmation only of the information set forth therein, which, if accurate, Tenant shall execute and return to Landlord within five (5) business days of receipt thereof; provided, however, Tenant’s failure to execute and return such notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein. For purposes of determining whether Tenant has accepted possession of the Premises, Tenant shall be deemed to have done so when Tenant first moves Tenant’s Property and/or any of its personnel into the Premises and/or commences construction, except to the extent that Tenant is authorized in this Lease or by Landlord’s agreement (such as set forth in Section 2.2(b) below) to do any of the foregoing without being deemed to have accepted possession of the Premises.

(b) Early Entry Into Premises. Provided that Tenant and its agents do not interfere with Landlord’s work in the Building or Premises, Landlord shall allow Tenant access to the Premises following the mutual execution and delivery of this Lease during Ordinary Business Hours for the purpose of Tenant installing Tenant’s Alterations, equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises in accordance with the terms and conditions of this Lease, including without limitation Article 5, provided that all of the terms and conditions of this Lease shall apply, other than Tenant’s obligation to pay Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment, as though the Commencement Date had occurred (although the Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of this Lease) upon such access of any portion of the Premises by Tenant. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 2.2(b), Tenant shall submit a schedule to Landlord, for its approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Project, Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 2.2(b).

Section 2.3 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease.

Section 2.4 First Month’s Rent. Tenant shall pay one month’s Fixed Rent upon the execution of this Lease (“Advance Rent”). The Advance Rent shall be credited towards the Fixed Rent payment for the first full month of the Term which occurs after the expiration or earlier termination of the Rent Credit Period.

Section 2.5 Renewal Term.

(a) Renewal Term. The originally named Tenant herein (the “Original Tenant”) shall have the right to renew the initial Term for all of the Premises for one (1) renewal term of three (3) years (the “Renewal Term”) commencing on the day after the expiration of the initial Term (the “Renewal Term Commencement Date”) and ending on the day immediately preceding the third (3rd) anniversary of the Renewal Term Commencement Date, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Renewal Term shall commence only if (i) Tenant notifies Landlord in writing (the “Exercise Notice”) of Tenant’s exercise of such renewal right not earlier than twelve (12) months, and not later than ten (10) months, prior to the Expiration Date, (ii) at the time of the exercise of such right and immediately prior to the

Renewal Term Commencement Date, no default under this Lease shall have occurred and be continuing hereunder, and (iii) Tenant exercises its renewal option, if at all, with respect to all of the Premises. Time is of the essence with respect to the giving of the Exercise Notice. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (a) the Rent for the Renewal Term shall be determined as provided in Section 2.5(b) below, and (b) if Tenant exercises the renewal option set forth in this Section 2.5, then Tenant shall have no further right to renew the Term unless otherwise agreed to in writing by Landlord and Tenant. Upon the commencement of the Renewal Term, (1) the Renewal Term shall be added to and become part of the Term, (2) any reference to “this Lease,” “the Term,” the “term of this Lease” or any similar expression shall be deemed to include the Renewal Term, and (3) the expiration date of the Renewal Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall automatically terminate the renewal right set forth in this Section 2.5. The rights contained in this Section 2.5 shall be personal to the Original Tenant and any Permitted Assignee (as defined in Section 13.8 below) and may only be exercised by the Original Tenant or a Permitted Assignee (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease).

(b) Renewal Term Rent; Fair Market Value. The annual Rent payable during the Renewal Term shall be equal to ninety-five percent (95%) of the fixed rent component (and one hundred percent (100%) of the additional rent component) of the annual Fair Market Value (as hereinafter defined) of the Premises as of commencement of the Renewal Term (the “Calculation Date”). “Fair Market Value” shall mean the fair market annual rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), taking into account all escalations, at which, as of the Calculation Date, tenants are leasing non-sublease, non-encumbered, non-equity, non-expansion space comparable in size, location and quality to the Premises for a term equal to the Renewal Term, in an arm’s-length transaction, which comparable space is located in the Building or in the Comparable Buildings (as defined in Exhibit B), and which comparable transactions (collectively, the “Comparable Transactions”) are entered into within the six (6) month period immediately preceding Landlord’s delivery of the Rent Notice (as hereinafter defined) to Tenant, taking into consideration the following concessions (the “Concessions”): (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant (but excluding any tenant improvements or alterations performed by Tenant at its sole cost and expense to the extent the value of the same exceeds Landlord’s Contribution (whether or not Landlord’s Contribution was applied to the costs of the same) and to the extent the same were not paid for, in whole or in part, by any other allowance from Landlord); (iii) other reasonable monetary concessions being granted such tenants in connection with such comparable space; and (iv) any “base year” or “expense stop” granted such tenants for purposes of calculating operating expenses and taxes in connection with such comparable space (it being understood that the new Base Year for the Renewal Term shall be determined as part of the additional rent component of Fair Market Value); provided, however, that in calculating the Fair Market Value, no consideration shall be given to (A) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Premises during the Renewal Term or in connection with the Comparable Transactions or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (B) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. Notwithstanding anything to the contrary contained above in this Section 2.5(b), if there are not a sufficient number of Comparable Transactions with comparable lease terms to the Renewal Term to determine the Fair Market Value of the Premises for a lease of such duration, then the Fair Market Value for purposes of this Section 2.5(b) shall be equal to that of Comparable Transactions with terms of five (5) years, provided that the Concessions shall be appropriately prorated on a fractional basis to account for the difference between the Renewal Term and the lease terms of the Comparable Transactions. The determination of Fair Market Value shall additionally include a determination (the “Financial Security Determination”) as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations in connection with Tenant’s lease of the Premises during the Renewal Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then-existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). Landlord shall advise Tenant (the “Rent Notice”) of Landlord’s determination of Fair Market Value of the Premises for the Renewal Term prior to the Renewal Term Commencement Date. If Tenant wishes to dispute Landlord’s determination of Fair Market Value, then Tenant shall notify Landlord in writing of such dispute within ten (10) Business Days following Tenant’s receipt of the Rent Notice. If Tenant fails to so notify Landlord within said ten (10) Business Day period, then Tenant shall be deemed to have accepted Landlord’s determination of Fair Market Value as set forth in the Rent Notice. If Tenant timely disputes Landlord’s determination of Fair Market Value as set forth in the Rent Notice, then the Exercise Notice nevertheless shall be irrevocable and binding and Tenant shall be bound by the exercise of its renewal option, but Landlord and Tenant shall attempt to agree, using their respective good faith efforts, upon the annual Fair Market Value of the Premises as of the commencement of the Renewal Term within (30) days following Landlord’s delivery to Tenant of the Rent Notice (the “Renewal Outside Agreement Date”). If Landlord and Tenant reach agreement upon the Fair Market Value on or before the Renewal Outside Agreement Date, then the annual Rent during the Renewal Term shall be ninety-five percent (95%) of the fixed rent component (and one hundred percent (100%) of the additional rent component) of such agreed upon Fair Market Value. If Landlord and Tenant do not reach agreement upon the Fair Market Value on or before the Renewal Outside Agreement Date, then the dispute shall be resolved by arbitration as provided in Section 2.5(c) below. If the Rent payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date, then Tenant shall pay Fixed Rent in an amount equal to ninety-five percent (95%) of the fixed rent component (and one hundred percent (100%) of the additional rent component) of the Fair Market Value for the Premises as set forth in the Rent Notice (the “Interim Rent”). Upon final determination of the Rent for the Renewal Term, Tenant shall commence paying such Rent as so determined, and within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Rent or, if the Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Rent in an amount equal to the difference between each installment of Interim Rent and the Rent as so determined that should have been paid for such installment until the total amount of the over payment has been recouped.

(c) Arbitration. If Landlord and Tenant do not reach agreement upon the Fair Market Value on or before the Renewal Outside Agreement Date, then either Landlord or Tenant, by delivery of written notice to the other, may demand that the dispute be determined by arbitration (such demanding party being referred to herein as the “Demanding Party” and such other party being referred to herein as the “Responding Party”), in which event such dispute thereafter shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the

American Arbitration Association or its successor for arbitration of commercial disputes, except that the Expedited Procedures shall be modified as follows:

(i) In its demand for arbitration, the Demanding Party shall specify the name and address of the person to act as the arbitrator on such Demanding Party’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial brokerage experience who is familiar with the Fair Market Value of first-class office space in Foster City and San Mateo, California. Within ten (10) Business Days after the service of the demand for arbitration, the Responding Party shall give notice to the Demanding Party specifying the name and address of the person designated by the Responding Party to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If the Responding Party fails to notify the Demanding Party of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for three (3) Business Days after the Demanding Party delivers a second notice to the Responding Party, then the arbitrator appointed by the Demanding Party shall be the arbitrator to determine the Fair Market Value for the Premises.

(ii) If two arbitrators are chosen pursuant to Section 2.5(c)(i) above, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 2.5(c)(i) above. If the arbitrators are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the commercial real estate board for the county in which the Building is located or, if one does not exist, then by the Superior Court of the County in which the Building is located. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 2.5(c)(iii) below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(iii) Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease, evidencing the extension of the Term for the Renewal Term and confirming the Rent for the Renewal Term, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(iv) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

ARTICLE 3

USE AND OCCUPANCY

Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.

ARTICLE 4

CONDITION OF THE PREMISES

Tenant has inspected the Premises and agrees (a) to accept possession of the Premises in the condition existing on the Commencement Date “as is”, except as otherwise set forth in this Article 4, and (b) that except for Landlord’s Work described below and except for Landlord’s Contribution, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. Notwithstanding the foregoing, prior to the Commencement Date, Landlord, at its sole cost and expense, shall perform the work set forth on Exhibit C attached hereto (“Landlord’s Work”) using Building standard methods and material and using contractors, subcontractors, laborers, materialmen and suppliers selected by Landlord in its sole and absolute discretion. Any improvements, alterations, additions or changes to the Premises other than Landlord’s Work shall be performed by Tenant, at its sole cost and expense, in accordance with the terms and conditions of Article 5 below. Tenant’s occupancy of any part of the Premises for the operation of its business therein shall be conclusive evidence, as against Tenant, that Landlord has completed any work to be performed by Landlord under this Lease (including, without limitation, Landlord’s Work), Tenant has accepted possession of the Premises in its then current condition and at the time such possession was taken, the Premises and the Building were in a good and satisfactory condition as required by this Lease.

ARTICLE 5

ALTERATIONS

Section 5.1 Tenant’s Alterations. (a) Tenant shall have the right, without Landlord’s prior written consent, but upon five (5) Business Days prior written notice to Landlord (which notice shall contain a description of the contemplated work), to make strictly cosmetic, non-structural additions and alterations, such as painting, wall coverings and floor coverings, to the Premises that (i) do not involve the expenditure of more than Five Thousand and No/100 Dollars ($5,000.00) in the aggregate in any twelve (12) month period, and (ii) do not contain a Design Problem (defined below) (the foregoing additions and alterations described in this sentence are collectively referred to herein as “Decorative Alterations”). Except in connection with Decorative Alterations, Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”), without Landlord’s prior consent, which consent shall not be unreasonably withheld; provided that, it shall be deemed reasonable for Landlord to withhold its consent to any Alterations that contain a Design Problem. A “Design Problem” will be deemed to exit if any Alterations (i) are structural in nature or adversely affect any Building Systems, (ii) are visible from outside of the Premises or affect the exterior appearance of the Building, (iii) affect the certificate of occupancy issued for the Building or the Premises, (iv) unreasonably interfere with the normal and customary office operations of any other occupant of the Building, and/or (iv) violate any Requirement.

(b) Plans and Specifications. Prior to making any Alterations (other than Decorative Alterations), Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Decorative Alterations), and with respect to any Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds, and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations). Tenant shall give Landlord not less than 5 Business Days’ notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration.

(c) Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.

Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the

Plans, and by contractors approved by Landlord, (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then prescribed by Landlord, and (d) at Tenant’s expense, except as otherwise provided in Section 5.6(b) below. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance. Upon completion of any Alterations hereunder, Tenant shall provide Landlord with copies of all construction contracts, proof of payment for all labor and materials, and final unconditional waivers of lien from all contractors, subcontractors, materialmen, suppliers and others having lien rights with respect to such Alterations, in the form prescribed by California law. In addition, Tenant shall cause a Notice of Completion to be recorded in the Office of the Recorder of the county in which the Real Property is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and shall timely give all notices required pursuant to Section 3259.5 of the Civil Code of the State of California or any successor statute.

Section 5.3 Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or prior to the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant’s expense, remove any Specialty Alterations and close up any slab penetrations in the Premises. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Alterations or Tenant’s Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing and restoring such damage. Any Specialty Alterations or Tenant’s Property not so removed shall be deemed abandoned and Landlord may retain or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. All other Alterations shall become Landlord’s property upon termination of this Lease.

Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within 10 days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.

Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

Section 5.6 Tenant’s Costs. (a) Tenant shall pay to Landlord, upon demand, all reasonable out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations, including costs incurred in connection with (i) Landlord’s review of the Alterations (including review of requests for approval thereof) and (ii) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations. In addition, if Tenant’s Alterations cost more than $25,000, Tenant shall pay to Landlord, prior to the commencement of any such Alterations, an administrative fee in an amount equal to 4% of the “hard costs” of such Alterations. At Landlord’s request, Tenant shall deliver to

Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations.

(b) Landlord’s Contribution; Monthly Fixed Rent Credit. Landlord shall pay to Tenant in accordance with this Section 5.6(b) an amount not to exceed Landlord’s Contribution, provided as of the date on which Landlord is required to make any payment or credit thereof, (i) this Lease is in full force and effect, and (ii) no Event of Default then exists. Landlord’s Contribution shall be payable on account of (i) costs of labor directly related to, and materials delivered to the Premises in connection with, any Alterations performed by Tenant during the first (1st) Lease Year, (ii) “soft costs,” consisting of architectural, consulting, engineering and legal fees, (iii) “moving costs,” consisting of out-of-pocket costs and expenses actually incurred by Tenant relating to the relocation of Tenant’s business from its current location to the Premises, (iv) costs of furniture and equipment (inclusive of cabling, audio visual related equipment, appliances and electrical work, but exclusive of computer equipment) acquired for use in the Premises; provided that, Tenant shall not apply more than $72,210.00 (i.e., $3.00 per rentable square foot of the Premises) of Landlord’s Contribution, in the aggregate, to the costs described in items (ii), (iii) and (iv). Except as expressly set forth below, Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant pursuant to the immediately preceding sentence. Except as expressly set forth below, upon the occurrence of the date which is twelve months after the Commencement Date, any amount of Landlord’s Contribution which has not been previously requested by Tenant (pursuant to a written requisition in accordance with this Section 5.6(b)) shall be retained by Landlord. Landlord shall make payments, from time to time but not more frequently than once per month, of any applicable portion of Landlord’s Contribution to Tenant within 30 days after submission by Tenant to Landlord of a written requisition therefor, signed by the chief financial officer of Tenant and accompanied by (A) copies of paid invoices covering Tenant’s performance of all Alterations theretofore approved by Landlord in accordance with this Article 5 or copies of paid invoices for any costs described in items (ii), (iii) or (iv) above, (B) a written certification from Tenant’s architect stating that all Alterations described on such invoices (if applicable) have been completed in accordance with the final plans therefor, that such work has been paid in full by Tenant and that all contractors, subcontractors and material suppliers have delivered to Tenant final, unconditional waivers and releases of lien in the form prescribed by the Requirements with respect to such work (copies of which shall be included with such architect’s certification), (C) proof of the satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by Governmental Authorities with respect to any Alterations performed by Tenant, (D) final “as-built” plans and specifications for any Alterations performed by Tenant, and (E) such other documents and information as Landlord may reasonably request, including in connection with title drawdowns and endorsements. Tenant shall pay all costs of Alterations in excess of Landlord’s Contribution. Notwithstanding anything to the contrary contained in this Section 5.6(b), commencing on the first day of the second (2nd) Lease Year, Tenant shall have the right to apply any unexpended portion of Landlord’s Contribution up to (but not to exceed) $276,805.00 (i.e., $11.50 per rentable square foot of the Premises), as a credit against Fixed Rent due under this Lease in equal monthly installments over the then remaining thirty-one (31) months of the Lease Term (the “Monthly Fixed Rent Credit”). By way of example only, if as of the last day of the first (1st) Lease Year, Tenant has expended $72,210.00 of Landlord’s Contribution, and therefore Tenant has not expended $276,805.00 of Landlord’s Contribution, then the amount of the Monthly Fixed Rent Credit, which shall be credited against Fixed Rent for each of the thirty-one (31) remaining months of the initial Term commencing on the first day of the second (2nd) Lease Year, shall equal $8,929.19.

Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any reasonable costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours designated by Landlord.

Section 5.8 Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.

Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds 50 pounds per square foot “live load”. Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.

ARTICLE 6

REPAIRS

Section 6.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Base Building (as hereinafter defined) and (ii) the Common Areas, in conformance with standards applicable to Comparable Buildings. For purposes of this Lease, the “Base Building” shall include, but not be limited, to the following: (a) roof structure and membrane; (b) exterior walls and glass; (c) floor/ceiling slabs and other structural portions of the Building, including, without limitation, the foundation, mullions, columns, beams and shafts (including elevator shafts); and (d) the Building Systems.

Section 6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5 including, without limitation, the requirement that any repairs affecting any Building System be reviewed and approved by Landlord’s designated engineer for the affected Building System, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (including all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems in and serving the Premises from the point of connection to the Building Systems) (collectively, “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage which is Landlord’s obligation to repair pursuant to the express provisions of this Lease. All damage to the Building or to any portion thereof, or to any Tenant Fixtures, requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party (other than normal wear and tear) or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.

Section 6.3 Reserved Rights. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Work of Improvement”), as Landlord deems necessary or desirable, and to take all materials into the Premises required for the performance of such Work of Improvement, provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Work of Improvement), and (b) Tenant is not deprived of access to the Premises. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Work of Improvement. There shall be no Rent abatement (except as provided in Section 11.3 and Article 12 below) or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Work of Improvement.

ARTICLE 7

INCREASES IN TAXES AND OPERATING EXPENSES

Section 7.1 Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:

(a) “Assessed Valuation” shall mean the amount for which the Real Property is assessed by the County Assessor of San Mateo, California, for the purpose of imposition of Taxes.

(b) “Base Operating Expenses” shall mean the Operating Expenses for the Base Year.

(c) “Base Taxes” shall mean the Taxes payable for the Base Year.

(d) “Comparison Year” shall mean each calendar year commencing subsequent to the Base Year.

(e) “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Real Property, including the rental value of Landlord’s Project office and capital improvements, capital repairs, capital replacements and other capital costs (collectively, “Capital Costs”) incurred after the Base Year only if such Capital Costs either (i) are reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement), provided the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (ii) are made during any Comparison Year in compliance with applicable Requirements, except for such Capital Costs to remedy a condition existing prior to the Commencement Date, which a federal, state or municipal governmental authority, if it had knowledge of such condition prior to the Commencement Date, would have then required to be remedied pursuant to the then-current applicable Requirements in their form existing as of the Commencement Date. Such Capital Costs shall be amortized (with interest at the Base Rate) on a straight-line basis over the useful life of such Capital Cost item as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles consistently applied, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of the Base Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any occupable portions of the Building for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. Landlord shall exclude from Operating Expenses for the Base Year any non-recurring items. If Landlord eliminates from Operating Expenses for any Comparison Year a recurring category of expenses previously included in Operating Expenses for the Base Year, Landlord may subtract such category from Operating Expenses for the Base Year commencing with such Comparison Year. Without limiting the generality of the foregoing, if Landlord eliminates from Operating Expenses for any Comparison Year any particular type of insurance included in Operating Expenses for the Base Year, or if Landlord reduces the level of insurance coverage during any Comparison Year from that carried during the Base Year, then Landlord may adjust the amount of any insurance premium included in Operating Expenses for the Base Year to equal that amount which Landlord reasonably estimates it would have incurred had Landlord maintained similar types and levels of insurance during the Base Year as maintained by Landlord during such Comparison Year. In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than 95% of the Building rentable area is occupied by tenants at any time during any such Base Year or Comparison Year, Operating Expenses shall be determined for such Base Year or Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout the Base Year or such Comparison Year.

(f) “Statement” shall mean a statement containing a comparison of (i) Base Taxes and the Taxes for any Comparison Year, or (ii) Base Operating Expenses and the Operating Expenses for any Comparison Year.

(g) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Real Property (but such expenses will not be included in Base Taxes if incurred during the Base Tax Year). Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, or (y) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

Section 7.2 Tenant’s Tax Payment. (a) If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Comparison Year (the “Tax Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to  1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 10 Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to  1/12 of the Tax Estimate. Landlord shall have the right, upon not less than 30 days prior written notice to Tenant, to reasonably adjust the Tax Estimate from time to time during any Comparison Year.

(b) As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shall show that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year Tenant shall pay the amount of such deficiency within 30 days after delivery of the Statement to Tenant.

(c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. If the Taxes payable for the Base Year are reduced, the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within 10 Business Days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Real Property shall accrue solely to the benefit of Landlord and Taxes shall be computed without taking into account any such exemption or abatement.

(d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand.

(e) Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax-exempt status.

Section 7.3 Tenant’s Operating Payment. (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to  1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 10 Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to  1/12 of the Expense Estimate. Landlord shall have the right, upon not less than 30 days prior written notice to Tenant, to reasonably adjust the Expense Estimate from time to time during any Comparison Year.

(b) On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within 30 days after delivery of the Statement to Tenant.

Section 7.4 Non-Waiver; Disputes. (a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year.

(b) Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within 60 days after such Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person or entity who is to be compensated, in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection, either party may refer the issues raised to a nationally recognized public accounting firms selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than 5% for such Comparison Year, in which case Landlord shall pay such fees and expenses. Except as provided in this Section 7.4, Tenant shall have no right whatsoever to dispute, by judicial proceeding or otherwise, the accuracy of any Statement.

Section 7.5 Proration. If the Commencement Date is not January 1, and provided that the Commencement Date does not occur in the Base Year, Tenant’s Tax Payment and Tenant’s Operating Payment for the Comparison Year in which the Commencement Date occurs shall be apportioned on the basis of the number of days in the year from the Commencement Date to the following December 31. If the Expiration Date occurs on a date other than December 31st, Tenant’s Tax Payment and Tenant’s Operating Payment for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be adjusted or paid within 30 days after submission of the Statement for the last Comparison Year. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Real Property (i.e., the Operating Expenses and Taxes) should be shared between the tenants of the Building and the tenants of the other building in the Project. Accordingly, such cost and expenses are determined annually for the Real Property as a whole, and a portion of such cost and expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of the other building in the Project) and such portion shall be the Operating Expenses and Taxes for purposes of this Lease. Such portion of Operating Expenses and Taxes allocated to the tenants of the Building shall include all Operating Expenses and Taxes attributable solely to the Building and an equitable portion of the Operating Expenses and Taxes attributable to the Real Property as a whole. Landlord shall have the right, from time to time, to equitably allocate some or all of the Taxes and/or Operating Expenses for the Real Property among different portions or occupants of the Real Property (the “Cost Pools”), in Landlord’s reasonable, good faith discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Real Property and the retail space tenants of the Real Property, and/or the tenant of the Building and the tenants of the other building in the Project. The Taxes and/or Operating Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.

Section 7.6 No Reduction in Rent. In no event shall any decrease in Operating Expenses or Taxes in any Comparison Year below the Base Operating Expenses or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any component of Additional Rent payable hereunder.

ARTICLE 8

REQUIREMENTS OF LAW

Section 8.1 Compliance with Requirements.

(a) Tenant’s Compliance. Except to the extent otherwise specifically provided in this Lease, Tenant, at its expense, shall comply with all Requirements applicable to the Premises; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Base Building or the Common Areas unless the application of such Requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations which are Tenant’s responsibility hereunder shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Building System, or (2) by Landlord if such repairs or alterations are structural or affect any Building System. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.

(b) Hazardous Materials. Tenant shall not cause nor permit any Tenant Party to cause (i) any Hazardous Materials to be brought into the Project or Building, (ii) the storage or use of Hazardous Materials in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Project. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in the Project which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time.

(c) Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Base Building and the Common Areas which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses. All costs incurred by Landlord in connection with this Section 8.1(c) shall be included in Operating Expenses to the extent permitted under Section 7.1 of this Lease.

(d) Landlord’s Insurance. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any

other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased insurance premiums paid by Landlord as a result of such failure by Tenant.

Section 8.2 Fire and Life Safety. Tenant shall maintain in good order and repair the sprinkler, fire-alarm and life-safety system in the Premises in accordance with this Lease including, without limitation, the provisions of Section 6.2 respecting any repairs affecting any Building System, the Rules and Regulations and all Requirements. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s business, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense.

ARTICLE 9

SUBORDINATION

Section 9.1 Subordination and Attornment. (a) This Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.

(b) If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant’s other obligations or materially and adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be

(i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);

(ii) subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord;

(iii) bound by any prepayment of more than one month’s Rent to any prior landlord;

(iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;

(v) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;

(vi) bound by any modification, amendment or renewal of this Lease made without successor landlord’s consent;

(vii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or

(viii) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.

(c) Tenant shall from time to time within 10 days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.

Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase the other obligations, or materially and adversely affect the rights, of Tenant under this Lease.

Section 9.3 Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.

Section 9.4 Provisions. The provisions of this Article 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.

Section 9.5 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded regardless of the reason therefor, in order to permit a condominium form of ownership of the Building pursuant to the California Subdivision Map Act or any successor Requirement, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant’s non-Rent obligations or materially and adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.

Section 9.6 Non-Disturbance Agreements. Landlord hereby agrees to use reasonable efforts to obtain for Tenant a subordination, non-disturbance and attornment agreement (an “SNDA”) from Landlord’s presently existing Mortgagee holding a first lien deed of trust encumbering the Real Property, in the standard form customarily employed by such Mortgagee; provided that, Landlord shall have no liability to Tenant and the subordination of this Lease as provided in this Article 9 shall be unaffected if Landlord is unable to obtain any such SNDA. Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for Landlord’s out-of-pocket costs, including reasonable attorneys’ fees and disbursements, incurred in connection with such efforts. As a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any future Mortgage and/or any Superior Lease made between Landlord and such Mortgagee and/or Lessor, Landlord shall obtain from each Mortgagee or Lessor an agreement, in recordable form and in the standard form customarily employed by such Mortgagee or Lessor, pursuant to which such Mortgagee or Lessor shall agree that if and so long as no Event of Default hereunder shall have occurred and be continuing, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises shall not be terminated, modified, affected or disturbed by any action which such Mortgagee may take to foreclose any such Mortgage, or which such Lessor shall take to terminate such Superior Lease, as applicable, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Section 9.1(b) hereof (any such agreement, a “Non-Disturbance Agreement”).

ARTICLE 10

SERVICES

Section 10.1 Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption, Landlord shall make or cause to be made, customary arrangements with utility companies and/or public service companies to furnish electric current to the Premises for Tenant’s use in accordance with the Design Standards. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) in excess of .60 kilowatt hours per square foot of usable area in the Premises per month, as determined on an annualized basis (“Excess Electrical Usage”), then Landlord shall have the right to charge Tenant an amount equal to Landlord’s reasonable estimate of Tenant’s Excess Electrical Usage, and shall have the further right to install an electric current meter, sub-meter or check meter in the Premises (a “Meter”) to measure the amount of electric current consumed in the Premises. The cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at the Premises, plus Landlord’s charge equal to 5% of Tenant’s Excess Electrical Usage for Landlord’s costs of maintaining, repairing and reading such Meter. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith.

Section 10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its sole judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building.

Section 10.3 Elevators. Landlord shall provide passenger elevator service to the Premises 24 hours per day, 7 days per week; provided, however, Landlord may limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one freight elevator serving the Premises, available upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days from 7:00 a.m. to 5:00 p.m. (which hours of operation are subject to change), and at other times subject to Landlord’s reasonable approval.

Section 10.4 Heating. Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”) in accordance with the Design Standards set forth in Exhibit D during Ordinary Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Tenant shall install, if missing, blinds or shades on all windows, which blinds and shades shall be subject to Landlord’s approval, and shall keep operable windows in the Premises closed, and lower the blinds when necessary because of the sun’s position, whenever the

HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

Section 10.5 Overtime HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of any HVAC to the Premises during any periods other than as set forth in Section 10.4 (“Overtime Periods”). If Tenant desires any such services during Overtime Periods, Tenant shall deliver notice to the Building office requesting such services at least 24 hours prior to the time Tenant requests such services to be provided; provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. If Landlord furnishes HVAC service during Overtime Periods, Tenant shall pay to Landlord the cost thereof at the then established rates for such services in the Building; provided, however, Tenant shall be provided, without additional cost, up to thirty (30) hours of HVAC during Overtime Periods (which shall be provided in one hour increments) each calendar month.

Section 10.6 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, as an exhibition area or classroom, for storage, as a shipping room, mail room or similar purposes, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit E. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s election, either by Tenant’s employees (but not by third party contractors of Tenant) or, at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays.

Section 10.7 Water. Landlord shall provide water in the core lavatories on each floor of the Building. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.

Section 10.8 Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.

Section 10.9 Signage. The lobby shall contain a directory wherein the Building’s tenants shall be listed (which directory may be computerized). Tenant shall be entitled to one listing on the Building directory for Tenant’s name. Tenant shall also be entitled to entry identification signage for the designation of Tenant’s name at the entrance to the Premises, the location, quality, design, style and size of which signage shall be consistent with the Landlord’s then current Building standard signage program and shall be subject to Landlord’s prior written approval, in its sole discretion, and all applicable Requirements. Tenant’s initial listing on the Building directory and Tenant’s initial identification signage at the entrance to the Premises shall be installed by Landlord at Landlord’s sole cost and expense. Following the initial installation of such signage in accordance with this Section 10.9, Tenant shall be entitled to modify such signage, at Tenant’s sole cost and expense, to a new name adopted by Tenant or its Related Entities (as defined in Section 13.8 below), so long as the new name is not an Objectionable Name. The term “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building as a first-class office building, or which would otherwise reasonably offend a landlord of the Comparable Buildings.

Section 10.10 Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request within 3 Business Days. Tenant acknowledges that nothing set forth in this Section 10.10 shall impose any affirmative obligation on Landlord to grant such request and that Landlord, in its sole discretion, shall have the right to determine which telecommunications service providers shall have access to Building facilities.

Section 10.11 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for any Work of Improvement which, in Landlord’s reasonable judgment, is necessary or appropriate, until such Unavoidable Delay, accident or emergency shall cease or such Work of Improvement is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such interruption, curtailment or failure of or defect in such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord.

ARTICLE 11

INSURANCE; PROPERTY LOSS OR DAMAGE

Section 11.1 Tenant’s Insurance. (a) Prior to the date Landlord delivers possession of the Premises to Tenant, and continuing thereafter throughout the Term, Tenant, at its expense, shall obtain and maintain in full force and effect the following insurance policies throughout the Term:

(i) Commercial General Liability (CGL) Insurance on an occurrence basis covering liability arising from premises operations, independent contractors, product-completed operations, personal injury, advertising injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance or self-insurance carried by or for the benefit of the Insured Parties, and such insurance shall include blanket broad-form contractual liability coverage. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million and No/100 Dollars ($5,000,000.00), and a general aggregate limit in an amount of not less than Ten Million and No/100 Dollars ($10,000,000.00). There shall be no deductible or self-insurance without the prior written consent of Landlord;

(ii) All-Risk Commercial Property Insurance (Including Earthquake and Volcanic Eruption Endorsement) insuring Tenant’s Property (as defined in Exhibit B) and the Above Building Standard Installations (as defined in Exhibit B), for the full replacement cost thereof, having a deductible amount, if any, not in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) without the prior written consent of Landlord. The Insured Parties shall be included as loss payee(s) with respect to the Above Building Standard Installations;

(iii) Builder’s Risk during the performance of any Alteration, until completion thereof, on an “All Risk” basis, including a permission to complete and occupy, and flood, including resulting water damage, endorsements, for full replacement cost covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises, or evidence of such coverage under the property insurance policies set forth in (ii) above. The Insured Parties shall be named as additional insureds;

(iv) Workers’ Compensation Benefits Insurance and Employer’s Liability Insurance, with Worker’s Compensation Benefits Insurance as required by law and Employer’s Liability Insurance with a limit not less than One Million and No/100 Dollars ($1,000,000.00) each accident for bodily injury by accident and One Million and No/100 Dollars ($1,000,000.00) each employee for bodily injury by disease. A deductible or self-insured retention for such policy shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) without the prior written consent of Landlord;

(v) Business Interruption Insurance covering a minimum of one year of anticipated gross Rent;

(vi) Commercial Automobile Liability Insurance (if the Tenant is operating a fleet out of the leased Premises) covering any auto including owned, hired, and non-owned autos with a combined single limit with respect to each occurrence in an amount of not less than One Million and No/100 Dollars ($1,000,000.00). The Commercial auto policy shall include contractual liability coverage. The Insured Parties shall be named as additional insureds;

(vii) Liquor Liability Insurance (if the Tenant’s operation involves the selling or serving alcoholic beverages) coverage shall be maintained in an amount of at least Ten Million and No/100 Dollars ($10,000,000.00) per loss, with an annual aggregate of at least Ten Million and No/100 Dollars ($10,000,000.00). The Insured Parties shall be named as additional insureds; and

(viii) such other insurance in such amounts as the Insured Parties may reasonably require from time to time, provided that such other insurance and the amounts thereof are then being customarily required by landlords for similar office space in Comparable Buildings, and further provided that such other insurance and the amounts thereof would not result in an aggregate increase in Tenant’s insurance premiums on an annualized basis of more than thirty percent (30%) over Tenant’s insurance premiums on an annualized basis payable immediately preceding the requirement of such additional insurance for all insurance required to be carried by Tenant hereunder.

(b) All insurance required to be carried by Tenant shall contain a provision that the insured Parties receive thirty (30) days’ prior written notice in advance of any termination or material change to the policies that would affect the interest of any of the Insured Parties and shall be effected under valid and enforceable policies issued by reputable insurers authorized to do business in the State of California and rated in AM Best’s Insurance Guide, or any successor thereto as having an AM Best’s Rating of “A-” or better and a Financial Size Category of at least “VII” or better, or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.

(c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance that evidence insurance required to be covered by this Article 11, the waivers of subrogation required by Section 11.2 below, the Insured Parties are named as additional insureds/loss payees as required pursuant to this Article 11, and the commercial general liability is primary, non-contributory, and not excess of any other valid and collectible insurance. Evidence of each renewal or replacement policies shall be delivered by Tenant to Landlord at least ten (10) days after the expiration of the policies.

(d) By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and such coverage and limits shall not be deemed a limitation on or transfer of Tenant’s liability under the indemnities granted to Landlord in this contract.

(e) All rights that inure to the benefit of the Landlord shall not be prejudiced by the expiration of the Lease.

(f) Tenant may satisfy the limits of liability required herein with a combination of umbrella and/or excess policies of insurance where applicable, provided that such policies comply with all of the provisions hereof (including, without limitation, with respect to scope of coverage and naming of the Insured Parties as additional insureds).

(g) Landlord’s Insurance. So long as the same is available at commercially reasonable rates, Landlord shall maintain “All Risk” Property Insurance on the Building at replacement cost value as reasonably estimated by Landlord and commercial general liability insurance together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain.

Section 11.2 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant shall have no liability to one another, or to any insurer, by way of subrogation or otherwise, on account of any loss or damage to their respective property, the Premises or its contents or the Building, regardless of whether such loss or damage is caused by the negligence of Landlord or Tenant, arising out of any of the perils or casualties insured against by the property insurance policies carried, or required to be carried, by the parties pursuant to this Lease, but only to the extent covered by such insurance policies carried, or required to be carried, by the parties pursuant to this Lease. In addition, Landlord and Tenant shall have no liability to one another for any deductible amount carried under any policy, except with respect to Tenant’s reimbursement of deductible amounts to Landlord as a part of Operating Expenses in accordance with Article 7 above. The insurance policies obtained by Landlord and Tenant pursuant to this Lease, shall permit waivers of subrogation which the insurer may otherwise have against the non-insuring party. In the event the policy or policies do not include blanket waiver of subrogation prior to loss, either Landlord or Tenant shall, at the request of the other party, arrange and deliver to the requesting party a waiver of subrogation endorsement in such form and content as may reasonably be required by the requesting party or its insurer. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.

Section 11.3 Restoration. (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Above Building Standard Installations. So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises.

(b) As a condition precedent to Landlord’s obligation to repair or restore any Above Building Standard Installations, Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Alterations and Initial Installations in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within 15 days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete.

Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, (a) if the Premises are totally damaged or are rendered wholly untenantable, (b) if the Building or Project shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building or Project, as the case may be, shall be required (whether or not the Premises are so damaged or rendered untenantable), (c) if any Mortgagee shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt or any Lessor shall terminate the Superior Lease, as the case may be, or (d) if the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies, then in any of such events, Landlord may, by notice to Tenant delivered not later than 60 days following the date of the damage, terminate this Lease effective upon the 30th day after such notice is given. If this Lease is so terminated, (a) the Term shall be deemed to expire on the effective date of such termination, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.

Section 11.5 Tenant’s Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than 9 months from the date of such damage (the period from the date of damage through the estimated date for restoration of the Premises being referred to herein as the “Restoration Period”), then Tenant shall have the right to terminate this Lease by giving notice (the “Damage Termination Notice”) to Landlord not later than 30 days following delivery of the Restoration Notice to Tenant, in which event this Lease shall be deemed to have terminated as of the date of the giving of the Damage Termination Notice. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and if the restoration of the Premises is not actually Substantially Completed within the Restoration Period, then Tenant shall have the right, exercisable by written notice to Landlord (the “Restoration Termination Notice”), delivered within 5 Business Days following the end of the Restoration Period, or thereafter delivered during the first 5 Business Days of any calendar month following the end of the Restoration Period until such time as the restoration of the Premises is Substantially Complete, to terminate this Lease effective as of a date set forth in the Restoration Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than 30 days following Landlord’s receipt of the Restoration Termination Notice. Notwithstanding the foregoing, if Tenant delivers a Restoration Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending 30 days after the Damage Termination Date set forth in the Restoration Termination Notice by delivering to Tenant, within 5 Business Days of Landlord’s receipt of the Restoration Termination Notice, a certificate of Landlord’s contractor responsible for the restoration of the Premises certifying that it is such contractor’s good faith judgment that such restoration shall be Substantially Completed on or before the date that is 30 days after the Damage Termination Date (the “Extended Damage Termination Date”). If the restoration of the Premises shall be Substantially Completed on or before the Extended Damage Termination Date, then the Restoration Termination Notice shall be of no further force or effect, but if such restoration shall not be Substantially Completed on or before the Extended Damage Termination Date, then this Lease shall terminate on the Extended Damage Termination Date. If this Lease is terminated pursuant to this Section 11.5, then the Lease shall terminate in the manner set forth in the second sentence of Section 11.4.

Section 11.6 Prior to Commencement Date; Final 18 Months. Notwithstanding anything to the contrary in this Article 11, if any damage occurring prior to the Commencement Date or occurring during the final 18 months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than 50% of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue (a) beyond October 1, 2009, in the event of damage occurring prior to the Commencement Date, or (b) for more than 90 days, in the event of damage occurring during the final 18 months of the Term.

Section 11.7 Landlord’s Liability. Any Project or Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Project or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty shall accrue for delays which may arise by reason of adjustment of casualty insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Project or Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.

ARTICLE 12

EMINENT DOMAIN

Section 12.1 Taking.

(a) Total Taking. If all or substantially all of the Real Property, the Project, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.

(b) Partial Taking. Upon a Taking of only a part of the Real Property, the Project, the Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

(c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within 60 days following the date upon which Landlord receives notice of the Taking of all or a portion of the Real Property, the Project, the Building or the Premises, terminate this Lease.

(d) Tenant’s Termination Right. If the part of the Real Property so Taken contains more than 20% of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within 30 days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the 30th day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and any Above Building Standard Installations.

(e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

Section 12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

Section 12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

Section 13.1 Consent Requirements.

(a) No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and shall constitute an Event of Default.

(b) Collection of Rent. If, without Landlord’s consent where required in this Lease, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.

(c) Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others, without Landlord’s prior consent in each instance.

Section 13.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises (sometimes referred to herein as a “Transfer”), Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet, the commencement date of such sublease and the rent per rentable square foot Tenant will ask for such portion of the Premises (“Tenant’s Asking Rate”). Such notice shall be deemed an irrevocable offer from Tenant to Landlord of the right, at Landlord’s option, (1) if the proposed transaction is a sublease for substantially all of the remaining Term of this Lease, to terminate this Lease with respect to such space as Tenant proposes to sublease (the “Partial Space”), upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is an assignment of this Lease or a subletting of 75% or more of the rentable square footage of the Premises for substantially all of the remaining Term of this Lease, to terminate this Lease with respect to the entire Premises. Such option may be exercised by notice from Landlord to Tenant within 30 days after delivery of Tenant’s notice. If Landlord exercises its option to terminate this Lease with respect to all or a portion of the Premises, (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, provided that such date is in no event earlier than 60 days after the date of the above notice unless Landlord agrees to such earlier date, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant or to any other party. If Landlord elects its option to terminate this Lease with respect to the Partial Space, then Landlord and Tenant shall each pay its respective proportionate share (based upon the relative size of the Partial Space compared to the relative size of the remainder of the Premises) of all costs to make the Partial Space a self-contained rental unit and to install any required Building corridors.

Section 13.3 Intentionally Omitted.

Section 13.4 Conditions to Assignment/Subletting.

(a) If Landlord does not exercise Landlord’s option provided under Section 13.2, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Such consent shall be granted or denied within 30 days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, (iii) all of the terms of the proposed Transfer and the consideration therefor, together with a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, and (iv) any other information Landlord may reasonably request, provided that:

(i) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) is for the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Project;

(ii) the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;

(iii) if Landlord has, or reasonably expects to have within 2 months thereafter, comparable space available in the Project, neither the Transferee nor any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Transferee is then an occupant of the Project;

(iv) the Transferee is not a person or entity (or affiliate of a person or entity) with whom Landlord is then or has been within the prior 3 months negotiating in connection with the rental of space in the Project;

(v) there shall be not more than 2 subtenants in each floor of the Premises;

(vi) Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent, but in no event in an amount exceeding Two Thousand Five Hundred and No/100 Dollars ($2,500.00) for a Transfer in the ordinary course of business;

(vii) the proposed Transfer is either a sublease or a non-collateral complete assignment;

(viii) the proposed Transfer would not cause Landlord to be in violation of any Requirements or any other lease, Mortgage, Superior Lease or agreement to which Landlord is a party and would not give a tenant of the Real Property a right to cancel its lease;

(ix) the Transferee shall not be either a governmental agency or an instrumentality thereof, nor shall the Transferee be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the County of San Mateo, and State of California; and

(x) Landlord has received assurances acceptable to Landlord in its sole discretion that all past due amounts owing from Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.

The parties hereby agree, without limitation as to other reasonable grounds for withholding consent, that it shall be reasonable under this Lease and under applicable law for Landlord to withhold consent to any proposed Transfer based upon any of the foregoing criteria.

(b) With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:

(i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;

(ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;

(iii) no Transferee shall take possession of any part of the Premises until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.4(a); and

(iv) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease or which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the sublet space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 13.4(b)(iv) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

Section 13.5 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant and any guarantor shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 13.

Section 13.6 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent, or the amount of space subject to any such sublease varies by more than 10% from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, or the net effective rent payable under such sublease is less than 95% of Tenant’s Asking Rate, or if there are any changes in the terms and conditions of the proposed assignment or sublease such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Article 13, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2 and 13.4 before assigning this Lease or subletting all or part of the Premises.

Section 13.7 Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 60 days of Landlord’s consent to such assignment or sublease (or if such assignment or sublease is permitted hereunder without Landlord’s prior consent, within 60 days of the effective date of such assignment or sublease), deliver to Landlord a list of Tenant’s reasonable third-party brokerage fees, legal fees and architectural fees paid or to be paid in connection with such transaction, the aggregate amount of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment paid by Tenant during the Downtime Period (as hereinafter defined), and, in the case of any sublease, any actual costs incurred by Tenant in separately demising the sublet space (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee. “Downtime Period” shall mean the period commencing on the Downtime Start Date (as hereinafter defined) and continuing through the earlier to occur of (a) the occurrence of the assignment or the commencement of the term of the sublease, as the case may be, and (b) that date which is one hundred twenty (120) days after the Downtime Start Date. “Downtime Start Date” shall mean the later to occur of (i) the date that Tenant vacates and thereafter does not reoccupy the subject space (i.e., the entire Premises in the case of an assignment or the sublet space in the case of a sublease) and delivers written notice of such vacation to Landlord, and (ii) the date Tenant enters into a listing agreement for the subject space with a reputable broker and delivers written notice thereof to Landlord. The Transaction Costs shall be amortized, on a straight-line basis, over the term of any sublease. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a) In the case of an assignment, on the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including key money, bonus money and any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or

(b) In the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment accruing during the term of the sublease in respect of the sublet space (together with any sums paid for services rendered by Tenant to the Transferee in excess of fair market value for such services and sums paid for the sale or rental of Tenant’s Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the amount of Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.

The amount payable under this Section 13.7 with respect to any particular Transfer is sometimes referred to herein as the “Transfer Premium.” Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, such event shall, at Landlord’s option, be deemed to be an uncurable Event of Default (as such term is defined in Section 15.1 below) and Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

Section 13.8 Transfers.

(a) Related Entities. If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively, “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 13 shall not apply to the transfer of Ownership interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Article the term “transfers” shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date (y) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant’s net assets, and (z) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions or the merger, consolidation or conversion of Tenant into or with another business entity. The provisions of Sections 13.1, 13.2, 13.4, 13.6 and 13.7 shall not apply to any transaction (each an “Exempt Transaction”) with a business entity into or with which Tenant is merged, consolidated or converted or to which all or substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is sufficient to meet the obligations of Tenant under this Lease and is at least equal to the net worth of Tenant (1) immediately prior to such merger, consolidation, conversion or transfer, or (2) on the Effective Date, whichever is greater, (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction, (iv) any such transfer shall be subject and subordinate to all of the terms and provisions of this Lease, and the transferee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such transfer, all the obligations of Tenant under this Lease, (v) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease, and (vi) such transfer does not cause Landlord to be in default under any existing lease at the Real Property. Tenant may also, upon prior notice to Landlord, permit any business entity which controls, is controlled by, or is under common control with the Original Tenant (a “Related Entity”) to assume all of Tenant’s obligations under this Lease or to sublet all or part of the Premises for any Permitted Uses and the provisions of Sections 13.1, 13.2, 13.4, 13.6 and 13.7 shall not apply thereto for so long as such entity remains a Related Entity, provided that (A) the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Project, (B) Tenant promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Related Entity, and (C) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. Such assignment or sublease shall not relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than 50% of all of the Ownership Interests of such corporation or other business entity. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section 13.8 if an Event of Default by Tenant exists under this Lease. “Permitted Assignee” shall mean an entity which succeeds to the Original Tenant’s interest under this Lease pursuant to an Exempt Transaction in accordance with this Section 13.8 or a Related Entity to which Tenant’s entire interest in this Lease is assigned in accordance with this Section 13.8.

(b) Applicability. The limitations set forth in this Section 13.8 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.8 shall be a transfer in violation of Section 13.1.

(c) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building or its affiliate agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.

Section 13.9 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee (a) assumes Tenant’s obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.

Section 13.10 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

Section 13.11 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.

Section 13.12 Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

ARTICLE 14

ACCESS TO PREMISES

Section 14.1 Landlord’s Access. (a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.

(b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable prior notice (which notice may be oral) except in the case of emergency (in which event no notice shall be required), to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or tenants and their respective agents and representatives or others and to perform Work of Improvement to the Premises or the Building.

All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building System, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.

Section 14.2 Project Name. Landlord has the right at any time to change the name, number or designation by which the Project is commonly known.

Section 14.3 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Work of Improvement, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

ARTICLE 15

DEFAULT

Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:

(a) Tenant fails to pay when due any installment of Rent (provided that Tenant shall be entitled to a grace period before such failure to pay shall constitute an Event of Default of three (3) Business Days after written notice by Landlord to Tenant that such amount is past due for the first late payment of Rent during any twelve (12) month period); or

(b) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than 30 days (10 days with respect to a default under Article 3, Article 9 or Section 26.10) after notice by Landlord to Tenant of such default, or if such default (other than a default under Article 3, Article 9 or Section 26.10) is of a nature that it cannot be completely remedied within 30 days, failure by Tenant to commence to remedy such failure within said 30 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within 90 days; or

(c) if Landlord applies or retains any part of the security held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, within 5 days after notice by Landlord to Tenant stating the amount applied, retained or drawn, as applicable; or

(d) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or

(e) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

Section 15.2 Landlord’s Remedies. (a) Upon the occurrence of an Event of Default, Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Event of Default, and without any further demand or notice, may give to Tenant 3 days’ notice of termination of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such 3 day period with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15, and/or, to the extent permitted by law, Landlord may remove all persons and property from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant.

(b) If Landlord elects to terminate this Lease, pursuant to Section 1951.2 of the California Civil Code, Landlord shall be entitled to recover from Tenant the aggregate of:

(i) The worth at the time of award of the unpaid rent earned as of the date of the termination hereof;

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iv) Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and

(v) Any other amount which Landlord may hereafter be permitted to recover from Tenant to compensate Landlord for the detriment caused by Tenant’s default.

For the purposes of this Section 15.2(b), “rent” shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the “worth at the time of award” of the amounts referred to in Sections 15.2(b)(i) and 15.2(b)(ii) shall be computed by allowing interest on such amounts at the Interest Rate; and the “worth at the time of award” of the amount referred to in Section 15.2(b)(iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1% per annum. Tenant agrees that such charges shall be recoverable by Landlord under California Code of Civil Procedure Section 1174(b) or any similar, successor or related provision of law.

Section 15.3 Recovering Rent as It Comes Due. Upon any Event of Default, in addition to any other remedies available to Landlord at law or in equity or under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due. Such remedy may be exercised by Landlord without prejudice to its right thereafter to terminate this Lease in accordance with the other provisions contained in this Article 15. Landlord’s reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord elects to terminate this Lease, this Lease shall continue in full force and

Landlord may pursue all its remedies hereunder. Nothing in this Article 15 shall be deemed to affect Landlord’s right to indemnification, under the indemnification clauses contained in this Lease, for Losses arising from events occurring prior to the termination of this Lease.

Section 15.4 Reletting on Tenant’s Behalf. If Tenant abandons the Premises or if Landlord elects to reenter or takes possession of the Premises pursuant to any legal proceeding or pursuant to any notice provided by Requirements, and until Landlord elects to terminate this Lease, Landlord may, from time to time, without terminating this Lease, recover all Rent as it becomes due pursuant to Section 15.3 and/or relet the Premises or any part thereof for the account of and on behalf of Tenant, on any terms, for any term (whether or not longer than the Term), and at any rental as Landlord in its reasonable discretion may deem advisable, and Landlord may make any Work of Improvement to the Premises in connection therewith. Tenant hereby irrevocably constitutes and appoints Landlord as its attorney-in-fact, which appointment shall be deemed coupled with an interest and shall be irrevocable, for purposes of reletting the Premises pursuant to the immediately preceding sentence. If Landlord elects to so relet the Premises on behalf of Tenant, then rentals received by Landlord from such reletting shall be applied:

(a) First, to reimburse Landlord for the costs and expenses of such reletting (including costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, and, if Landlord maintains and operates the Premises, the costs thereof) and necessary or reasonable Work of Improvement.

(b) Second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder.

(c) Third, to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable.

Should the rentals received from such reletting, when applied in the manner and order indicated above, at any time be less than the total amount owing from Tenant pursuant to this Lease, then Tenant shall pay such deficiency to Landlord, and if Tenant does not pay such deficiency within 5 days of delivery of notice thereof to Tenant, Landlord may bring an action against Tenant for recovery of such deficiency or pursue its other remedies hereunder or under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.

Section 15.5 General. (a) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. The exercise of any one or more of such rights or remedies shall not impair Landlord’s right to exercise any other right or remedy including any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.

(b) If, after Tenant’s abandonment of the Premises, Tenant leaves behind any of Tenant’s Property, then Landlord shall store such Tenant’s Property at a warehouse or any other location at the risk, expense and for the account of Tenant, and such property shall be released only upon Tenant’s payment of such charges, together with moving and other costs relating thereto and all other sums due and owing under this Lease. If Tenant does not reclaim such Tenant’s

Property within the period permitted by law, Landlord may sell such Tenant’s Property in accordance with law and apply the proceeds of such sale to any sums due and owing hereunder, or retain said Property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such Property.

(c) To the extent permitted by law, Tenant hereby waives all provisions of, and protections under, any Requirement to the extent same are inconsistent and in conflict with specific terms and provisions hereof.

Section 15.6 Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to 5% of such amount shall be assessed; provided, however, that on 2 occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of 5 days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.

Section 15.7 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than 5 days after notice from Landlord to Tenant demanding the payment of such arrears.

Section 15.8 Landlord’s Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

ARTICLE 16

LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES

If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Project, (ii) materially interferes with the efficient operation of the Building or Project, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after 10 days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises or as a result of any default by Tenant under this Lease, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, attributable directly to Tenant’s use and occupancy of the Premises or presence at the Building, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within 10 Business Days after receipt of Landlord’s invoice for such amount.

ARTICLE 17

NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL

Section 17.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Project, the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

Section 17.2 No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make or exercise, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) and/or any right to terminate this Lease based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents.

Section 17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.

ARTICLE 18

END OF TERM

Section 18.1 Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and Specialty Alterations.

Section 18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to (i) during the first sixty (60) days of such holdover, 1.5 times the Rent payable under this Lease for the last full calendar month of the Term, and (ii) thereafter, 2 times the Rent payable under this Lease for the last full calendar month of the Term, (b) be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

ARTICLE 19

QUIET ENJOYMENT

Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.

ARTICLE 20

NO SURRENDER; NO WAIVER

Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the

Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.

Section 20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

ARTICLE 21

WAIVER OF TRIAL BY JURY; COUNTERCLAIM

Section 21.1 Jury Trial Waiver. THE PARTIES HEREBY AGREE THAT THIS LEASE CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 631 AND EACH PARTY DOES HEREBY CONSTITUTE AND APPOINT THE OTHER PARTY ITS TRUE AND LAWFUL ATTORNEY-IN-FACT, WHICH APPOINTMENT IS COUPLED WITH AN INTEREST, AND EACH PARTY DOES HEREBY AUTHORIZE AND EMPOWER THE OTHER PARTY, IN THE NAME, PLACE AND STEAD OF SUCH PARTY, TO FILE THIS LEASE WITH THE CLERK OR JUDGE OF ANY COURT OF COMPETENT JURISDICTION AS A STATUTORY WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

LANDLORD’S INITIALS: PG	TENANT’S INITIALS: PM

Section 21.2 Waiver of Counterclaim. If Landlord commences any unlawful detainer proceeding against Tenant, Tenant will not interpose any unrelated counterclaim, and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 22

NOTICES

Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or 3 Business Days after it shall have been mailed as provided in this Article 22, whichever is earlier.

ARTICLE 23

RULES AND REGULATIONS

All Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Project tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion.

ARTICLE 24

BROKERS

Landlord has retained Landlord’s Agent and Landlord’s Broker as leasing agents in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent or Landlord’s Broker. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent, Landlord’s Broker and Tenant’s Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent, Landlord’s Broker and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.

ARTICLE 25

INDEMNITY

Section 25.1 Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises, the Project or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or Landlord’s agents or employees, Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any act, omission or negligence of any Tenant Party, (ii) against the Indemnitees arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Premises, and

(iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.

Section 25.2 Landlord’s Indemnity. Landlord shall indemnify, defend and hold harmless Tenant from and against all Losses incurred by Tenant arising from any accident, injury or damage to any person or the property of any person in or about the Common Areas (specifically excluding the Premises) to the extent attributable to the gross negligence or willful misconduct of Landlord or its employees or agents.

Section 25.3 Defense and Settlement. If any claim, action or proceeding is made or brought against any Indemnitee for any matter for which Tenant has an indemnity obligation under this Lease, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26

MISCELLANEOUS

Section 26.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.

Section 26.2 Transfer of Real Property. Provided that the transferee assumes in writing the obligations of Landlord hereunder arising from and after the date of the Landlord Transfer (as hereinafter defined), Landlord’s obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Landlord Transfer”) by such Landlord (or upon any subsequent landlord after the Landlord Transfer by such subsequent landlord) of its interest in the Project, the Building or the Real Property, as the case may be, and in the event of any such Landlord Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of the Landlord Transfer, and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Project, the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of the Landlord Transfer.

Section 26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease and any other documents executed by Landlord and Tenant in connection with this Lease (collectively, the “Lease Documents”) shall be limited to Landlord’s interest in the Real Property (including any rent, insurance and condemnation proceeds actual received by Landlord and not subject to any superior rights of any third parties) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under the Lease Documents or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under the Lease Documents.

Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

Section 26.5 Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.

Section 26.6 Governing Law. This Lease shall be governed in all respects by the laws of the State of California.

Section 26.7 Unenforceability. If any provision of this Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 26.8 Lease Disputes. (a) Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of California or the United States District Court for the Northern District of California and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

(b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.

Section 26.9 Landlord’s Agent. Unless Landlord delivers notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Project, the Building or the Real Property.

Section 26.10 Estoppel. Within 7 days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the Security Deposit under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property, the Project or the Building, or all or any portion of Landlord’s interest in the Real Property, the Project or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.

Section 26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.

Section 26.13 Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum. Within 10 days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.

Section 26.14 Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

Section 26.15 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

Section 26.16 Code Waivers. Tenant hereby waives any and all rights under and benefits of Subsection 1 of Section 1931, 1932, Subdivision 2, 1933, Subdivision 4, 1941, 1942 and 1950.7 (providing that a Landlord may only claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises) of the California Civil Code, Section 1265.130 of the California Code of Civil Procedure (allowing either party to petition a court to terminate a lease in the event of a partial taking), and Section 1174(c) of the California Code of Civil Procedure and Section 1951.7 of the California Civil Code (providing for Tenant’s right to satisfy a judgment in order to prevent a forfeiture of this Lease or requiring Landlord to deliver written notice to Tenant of any reletting of the Premises), and any similar law, statute or ordinance now or hereinafter in effect.

Section 26.17 Inability to Perform. This Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease.

Section 26.18 Substitution of Other Premises. Landlord shall have the right to move Tenant to other space in the Project comparable to the Premises, and all terms hereof shall apply to the new space with equal force. In such event, Landlord shall give Tenant prior notice, shall provide Tenant, at Landlord’s sole cost and expense, with tenant improvements at least equal in quality to those in the Premises and shall move Tenant’s effects to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable. Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises.

Section 26.19 Financial Statements. Within one hundred twenty (120) days after the completion of Tenant’s fiscal year, Tenant shall deliver to Landlord (i) Tenant’s audited financial statements for the most recently completed fiscal year or (ii) if audited statements for Tenant are not prepared, then unaudited financial statements for the most recent fiscal year of Tenant which shall be certified to be true and correct by Tenant’s Chief Financial Officer. Upon Landlord’s request, Tenant shall provide such additional information as Landlord may reasonably request to enable Landlord to assess the credit-worthiness of Tenant as a tenant of the Building. Landlord shall endeavor to ensure that all financial statements furnished by Tenant are kept confidential by Landlord and any Mortgagee or prospective purchaser that may receive the same, and that such statements are used only for the purpose of assessing the credit-worthiness of Tenant as a tenant of the Building.

Section 26.20 Development of the Real Property. Landlord reserves the right to subdivide all or a portion of the Real Property. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. If portions of the Real Property or property adjacent to the Real Property (collectively, the “Other Improvements”) are owned or later acquired by an entity other than Landlord or an affiliate of Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Real Property and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Real Property and the Other Improvements, provided that Tenant’s rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Operating Expenses and Taxes to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Real Property, and (iv) for the use or improvement of the Other Improvements and/or the Real Property in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Real Property. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Real Property or any other of Landlord’s rights described in this Lease.

Section 26.21 Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856, et seq. of the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 26.21 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section 26.21, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

ARTICLE 27

SECURITY DEPOSIT

Section 27.1 Security Deposit. Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease in cash as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease.

Section 27.2 Application of Security. If (a) an Event of Default by Tenant occurs in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, or (b) Tenant fails to make any installment of Rent as and when due, Landlord may apply or retain the whole or any part of the Security Deposit, to the extent required for the payment of any Fixed Rent or any other sum as to which Tenant is in default including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. The Security Deposit (less any sums Landlord is permitted to deduct from the Security Deposit pursuant to the terms of this Section 27.2) shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statue, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (A) establishes the time frame by which a landlord must refund a security deposit under a lease, or (B) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that that (I) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 27.2, above, and (II) rather than be so limited, Landlord may claim from the Security Deposit (1) any and all sums expressly identified in this Article 27, above, and (2) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

Section 27.3 Transfer. Upon a sale or other transfer of the Real Property, the Project or the Building, or any financing of Landlord’s interest therein, Landlord shall have the right to transfer the Security Deposit to its transferee or lender. Tenant shall look solely to the new landlord or lender for the return of such Security Deposit and the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.

ARTICLE 28

PARKING

Tenant shall have the right to use, commencing on the Commencement Date, up to four (4) non-transferable parking passes for each one thousand (1,000) rentable square feet of the Premises, which parking passes shall pertain to the Project Parking Facility (as hereinafter defined). “Project Parking Facility” shall mean and collectively refer to that certain surface parking lot located on the Real Property. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the Project Parking Facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the Project Parking Facility, including any sticker or other identification system established by Landlord or the operator of the Project Parking Facility, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project Parking Facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project Parking Facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes granted to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and, except in connection with an assignment of Tenant’s interest in this Lease (including to a Permitted Assignee) or a sublease of all or any portion of the Premises, in each case made in accordance with the applicable terms and conditions of Article 13 above, such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

OFFICE FURNITURE

Notwithstanding anything in this Lease to the contrary, during the Term Landlord shall provide Tenant with access to and shall permit Tenant the use of certain items of office furniture and other items of personal property in the Premises (collectively, the “Office Furniture”), as described in more detail on the Fourth Floor Furniture Inventory attached hereto as Exhibit H and incorporated herein by reference, and as partially shown on the As-Built Furniture Plan attached hereto as Exhibit H-1 and incorporated herein by reference. Tenant shall accept the Office Furniture in its presently existing, “as-is” condition as of the Commencement Date, and Tenant shall be responsible, at Tenant’s sole cost and expense, for all maintenance and repair of the Office Furniture, normal wear and tear excepted. Upon the expiration or earlier termination of this Lease, (i) the Office Furniture shall remain the sole property of Landlord, and (ii) Tenant shall surrender possession of the Office Furniture to Landlord in as good order and condition as when Tenant took possession of the Office Furniture, reasonable wear and tear excepted. In addition, upon the expiration or earlier termination of this Lease, in the event any items of the Office Furniture are missing or damaged, Tenant shall, at Tenant’s sole cost and expense, replace or repair, respectively, such items of the Office Furniture.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:		TENANT

BAYSIDE TOWERS, INC.,		E2OPEN, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Paul Galiano	By:	/s/ Peter Maloney
Name:	Paul Galiano	Name:	Peter Maloney
Title:		Title:	CFO

		By:	/s/ Mark Woodward
		Name:	Mark Woodward
		Title:	CEO

EXHIBIT A

Floor Plan

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

PREMISES

LEASE EXHIBIT A

TISHMAN SPEYER

BAYSIDE TOWERS

FLOOR - 4

EXHIBIT A

EXHIBIT A-1

PROPERTY LEGAL DESCRIPTION

BAYSIDE TOWERS

Real property in the City of Foster City, County of San Mateo, State of California, described as follows:

PARCEL ONE:

Parcel I as created by that certain Lot Line Adjustment No. RS-98-002, recorded October 19, 1998 as Document No. 98169031, Official Records, and further described as follows:

COMMENCING at a point on the Northwesterly line of State Highway Route 92 (200 feet wide) being the Southwesterly corner of parcel designated “PARCEL 1C” in that certain Final Order of Condemnation, recorded May 12,1967, in Book 5306 of Official Records at page 220, Records of San Mateo County; thence along said Northwesterly line, North 42° 11’ 46” East, 1024.01 feet to the true point of beginning;

Thence North 47° 48’ 14” West, 47.50 feet;

Thence North 42° 11’ 46” East, 55.87 feet;

Thence North 19° 14’ 15” West, 225.61 feet to a point on a non-tangent curve having a radius of 671.00 feet, from which point a radial line bears North 10° 21’ 52” West;

Thence Northeasterly, along said curve to the left through a central angle of 8° 52’ 23”, arc distance of 103.91 feet;

Thence radial to last said curve, North 19° 14’ 15”, West 353.53 feet to a point on the Northerly line of Parcel 2 of Parcel Map No. 39-80, filed for record in Book 52 of Parcel Maps at pages 42 and 43, Records of San Mateo County;

Thence along said Northerly line the following seven (7) courses:

1.	North 66° 27’ 38” East, 74.77 feet;

2.	North 62° 34’ 48” East, 130.91 feet;

3.	North 53° 22’ 49” East, 50.09 feet;

4.	North 47° 11’ 51” East, 125.14 feet;

5.	North 32° 12’ 03” East, 26.25 feet;

6.	North 44° 54’ 58” East, 50.19 feet; and

7.	North 55° 44’ 31” East, 9.79 feet;

Thence leaving said Northerly line, South 25° 09’ 20” East 136.05 feet;

Thence North 64° 50’ 40” East, 22.71 feet;

EXHIBIT A-1

Thence North 42° 27’ 02” East, 270.86 feet;

Thence North 04° 11’ 44” East, 52.00 feet to a point on the Northerly line of said Parcel 2 of Parcel Map No. 39-80;

Thence along said Northerly line the following four (4) courses:

1. South 64° 21’ 32” East, 27.73 feet;

2. South 85° 48’ 16” East, 129.85 feet;

3. North 61° 26’ 03” East 51.24 feet; and

4. North 68° 58’ 30” East, 127.02 feet to the most Easterly corner of said Parcel 2 and a point in said Northwesterly line of State Highway Route 92;

Thence Southwesterly along said Northwesterly line and the Southeasterly line of said Parcel 2 the following three (3) courses:

1.	South 42° 27’ 02” West, 897.25 feet;

2.	South 12° 32’ 05” West, 202.07 feet; and

3.	South 42° 11’ 16” West, 327.25 feet to the True Point of Beginning.

PARCEL TWO:

Parcel II as created by that certain Lot Line Adjustment No. RS98-002, recorded October 19, 1998 as Document No. 98169031, Official Records of San Mateo County and further described as follows:

COMMENCING at a point in the Northwesterly right of way line of State Highway Route 92 (200 feet wide) being also the most Easterly corner of Parcel 2 of Parcel Map No. 39-80, filed for record in Book 52 of Parcel Maps at pages 42 and 43, Records of San Mateo County; thence Westerly along the Northerly line of said Parcel 2, the following four courses:

South 68° 58’ 30” West, 127.02 feet; South 61° 26’ 03” 51.24 feet; North 85° 48’ 16” West 129.85 feet; and North 64° 21’ 32” West 27.73 feet to the True Point of Beginning; thence South 04° 11’ 44” West 52.00 feet; thence South 42° 27’ 02” West 270.86 feet; thence South 64° 50’ 40” West 22.71 feet; thence North 25° 09” 20” West 136.05 feet, to the Northerly line of Parcel 2 of Parcel Map No. 39-80; thence along said Northerly line North 55° 44’ 31” East 242.00 feet and North 88° 14’ 15” East 65.03 feet to the True Point of Beginning.

PARCEL THREE:

Parcel III as created by that certain Lot Line Adjustment No. RS98-002, recorded October 19, 1998 as Document No. 98169031, Official Records of San Mateo County and further described as follows:

BEGINNING at a point in the Southerly line of East Third Avenue (80 feet wide), being also the Northeasterly corner of Parcel 1 of Parcel Map No. 39-80, filed for record in Book 52 of Parcel Maps at pages 42 and 43, Records of San Mateo County;

EXHIBIT A-1

Thence along said Southerly line, North 70° 45’ 45” East, 5.97 feet to a point on a non-tangent curve, from which point a radial line bears North 46° 20’ 02” East;

Thence Easterly, Northerly and Westerly along the right of way line of East Third Avenue, along said non-tangent curve to the left, having a radius of 44.50 feet, through a central angle of 264° 20’ 35”, an arc distance of 205.31 feet to a point of reverse curvature;

Thence Westerly, along a reverse curve to the right, having a radius of 49.50 feet, through a central angle 18° 46’ 18”, an arc distance of 16.22 feet;

Thence, tangent to last said curve, South 70° 45’ 45” West 16.24 feet to a point on the Northerly extension of the Easterly line of said Parcel 1 of Parcel Map No. 39-80;

Thence along said extension, North 19° 14’ 15” West, 22.10 feet to the intersection of the Northerly line of Third Avenue with said extension of said Easterly line;

Thence along said Northerly line, South 70° 45’ 45” West, 1,017.61 feet, to the most Westerly corner of said Parcel 2 of said Parcel Map No. 39-80;

Thence along the Northerly line of said Parcel 2, the following thirteen (13) courses:

1.	North. 49° 55’ 43” East, 12.25 feet;

2.	North 61° 13’ 12” East, 271.98 feet;

3.	North 65° 58’ 42” East, 49.80 feet;

4.	South 86° 22’ 18” East, 41.20 feet;

5.	North 55° 34’ 52” East, 64.36 feet;

6.	North 67° 59’ 17” East, 50.00 feet;

7.	North 59° 27’ 28” East, 101.12 feet;

8.	North 68° 22’ 12” East, 300.01 feet;

9.	North 67° 59’ 17” East, 50.00 feet;

10.	North 73° 41’ 53” East, 50.25 feet;

11.	North 69° 08’ 02” East, 450.09 feet;

12.	North 60° 01’ 10” East, 50.49 feet; and

13.	North 66° 27’ 38” East, 0.26 feet;

Thence leaving said Northerly line of Parcel 2, along a radial line South 19° 14’ 15” East 353.53 feet to a point on a radial curve having a radius of 671.00 feet;

Thence Westerly along said curve, through a central angle of 8° 52’ 23”, an arc distance of 103.91 feet to a point on said curve from which point a radial line bears North 10° 21’ 52” West;

Thence South 19° 14’ 15” East, 225.61 feet;

Thence South 42° 11’ 46” West, 55.87 feet;

Thence South 47° 48’ 14” East 47.50 feet to a point in the Northwesterly line of State Highway Route 92 (200 feet wide);

EXHIBIT A-1

Thence along said Northwesterly line South 42° 11’ 46” West, 1024.01 feet to the most Southwesterly corner of a parcel of land designated, “PARCEL 1C” in that certain Final Order of Condemnation, recorded May 12, 1967 in Book 5306 of Official Records at page 220, Records of San Mateo County, being also a point in the Southeasterly line of Parcel 1 of Parcel Map No. 44-81, filed for record in Volume 52 of Parcel Maps at pages 47 and 48, Records of San Mateo County;

Thence along said Southeasterly line, North 39° 54’ 19” East, 662.49 feet to the Southeasterly corner of Parcel 1 of Parcel Map No. 46-82, filed for record in Volume 53 of Parcel Maps at pages 8 and 9, Records of San Mateo County;

Thence along the Easterly line of said Parcel 1 of Parcel Map No. 46-82, North 19° 14’ 15” West, 598.13 feet to the Point of Beginning.

PARCEL FOUR:

A non-exclusive perpetual easement for the purposes of construction, placing, installing, using, maintaining, operating, reconstructing, replacing, repairing, renewing and removing an

(A)	underground eight (8) inch sanitary sewer line, together with any and all improvements appurtenant to such sewer line and/or any other improvements required or necessary, to construct, place, install, use, maintain, operate, reconstruct, replace, repair, renew or remove said sewer line and its appurtenances, and

(B)	an underground thirty-six (36) inch storm drain line, together with any and all improvements appurtenant to such storm drain line and/or any other improvements required or necessary to construct, place, install, use, maintain, operate, reconstruct, replace, repair, renew or remove said storm drain line and its appurtenances, in, through, over, along, across and under the “Easement Area”, more particularly described as follows:

A strip of land, 15 feet in width, situate in Foster City, County of San Mateo, State of California, being a portion of Parcel 1, as said Parcel is shown on Parcel Map No. 46-82,

filed for record November 30, 1982 in Book 53 of Parcel Maps at pages 8 and 9, San Mateo County Records, the Southwesterly line of said strip being described as follows:

BEGINNING at the Southwesterly corner of said Parcel 1, said corner being on the Northeasterly line of Lincoln Centre Drive (60’ wide) as shown on said map;

Thence along the Southerly line of said Parcel 1, and the Northeasterly prolongation thereof, North 73° 11’ 08” East, 530.47 feet to the Northwesterly line of said Parcel 1 and the terminus of said strip.

The Northwesterly line of said strip shall be lengthened or shortened to begin on the Southwesterly line of said Parcel 1 and terminate on said Northeasterly line of said Parcel I.

The above easement is appurtenant to Parcels I and II above and was created by that certain Easement Agreement recorded July 15, 1998 as Document No. 98111669, Official Records.

EXHIBIT A-1

EXHIBIT B

Definitions

Above Building Standard Installations: Any Alterations or improvements to the Premises to the extent such Alterations or improvements exceed Building Standard Installations.

Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).

Building Standard Installations: The type of leasehold improvements typically performed by Landlord in connection with the initial occupancy of tenants in the Building.

Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (excluding, however, supplemental HVAC systems of tenants, sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises).

Business Days: All days, excluding Saturdays, Sundays and Observed Holidays.

Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.

Common Areas: The lobby, plaza and sidewalk areas, Project Parking Facility and other similar areas of general access and the areas on individual multi-tenant floors in the Project devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises.

Comparable Buildings: First-class office buildings of comparable age and quality in Foster City or San Mateo, California.

Excluded Expenses: (a) Taxes; (b) franchise or income taxes imposed upon Landlord; (c) mortgage amortization and interest; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including workletters and concessions; (f) fixed rent under Superior Leases, if any; (g) management fees to the extent in excess of the greater of (A) 3.5% of the gross rentals and other revenues collected for the Real Property, and (B) fees charged by Landlord or related entities for the management by any of them of other first class properties in the area of the Building; (h) wages, salaries and benefits paid to any persons above the grade of Project Manager and their immediate supervisor; (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Project, the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (j) costs of services provided to other

EXHIBIT B

tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis; (k) costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursed by Tenant or other tenants other than pursuant to an expense escalation clause; (I) costs in the nature of penalties or fines; (m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Project; (o) appraisal, advertising and promotional expenses in connection with leasing of the Project; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (r) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (classified as such on the Effective Date) existing in the Premises as of the date hereof; (s) Capital Costs other than those expressly included in Operating Expenses pursuant to Section 7.1; and (t) insurance deductibles in excess of $50,000.00 per claim, except to the extent that the specific costs incurred to satisfy such larger deductibles are otherwise expressly included in Operating Expenses.

Governmental Authority: The United States of America, the City of Foster City, County of San Mateo, or State of California, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.

HVAC System: The Building System designed to provide heating, ventilation and air conditioning.

Indemnitees: Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.

Lease Year: The first Lease Year shall commence on the Commencement Date and shall end on the last day of the calendar month preceding the month in which the first anniversary of the Commencement Date occurs. Each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for 12 consecutive months; provided, however, that the last Lease Year shall expire on the Expiration Date.

Lessor: A lessor under a Superior Lease.

Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises, the Building or the Project or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

EXHIBIT B

Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Real Property, the Project, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.

Observed Holidays: New Years Day, Martin Luther King Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, plus days observed by the State of California, the City of Foster City, and/or the labor unions servicing the Project as holidays.

Ordinary Business Hours: 8:00 a.m. to 6:00 p.m. on Business Days.

Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Project, the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Project or the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) violate the certificate of occupancy issued for the Premises or the Building; (f) materially and adversely affect the first-class image of the Project or the Building or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Project or the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a nuisance.

Real Property: The Project, the land described as in Exhibit A-1 attached hereto and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, air rights, development rights, parking rights, skywalks, parking garages and lots, and any and all other rights, structures or facilities operated or maintained in connection with or for the benefit of the Project, and all parcels or tracts of land on which all or any portion of the Project or any of the other foregoing items are located (as more particularly described in Exhibit A-1 attached hereto), and any fixtures, machinery, apparatus, systems and

EXHIBIT B

equipment, furniture and other personal property located thereon or therein and used in connection therewith. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property. Landlord shall have the right from time to time, in Landlord’s sole discretion, to designate those portions of the Real Property to be provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Real Property (such areas, together with such other portions of the Real Property designated by Landlord, in its sole discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “common areas”).

Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, and (iv) utility service providers.

Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit F, as they may be modified from time to time by Landlord.

Specialty Alterations: Alterations which are not standard office installations such as kitchens, executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, and other Alterations of a similar character. All Specialty Alterations are Above-Building Standard Installations.

Substantial Completion: As to any construction performed by any party in the Premises, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Lease applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or which in accordance with good construction practices should be completed after the completion of other work in the Premises or Building.

Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

Tenant Party: Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.

Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Building.

EXHIBIT B

Unavoidable Delays: Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or invite* to be performed by Landlord or Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Tenant or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.

EXHIBIT B

EXHIBIT C

Landlord’s Work

The following work (unless otherwise specifically provided herein) shall be of material, manufacture, design, capacity, quality, finish and color of the standard adopted by Landlord for the Building and shall be performed using contractors, subcontractors, laborers, materialmen and suppliers selected by Landlord in its sole and absolute discretion:

1. Landlord shall paint the painted areas within the interior of the Premises with one coat of Building standard paint in a Building standard color to be mutually and reasonably agreed upon by Landlord and Tenant.

2. Landlord shall professionally clean (but shall have no obligation to repair or replace) carpet in the carpeted areas of the Premises.

EXHIBIT C

EXHIBIT D

Design Standards

(a) HVAC. The Building HVAC System serving the Premises is designed to maintain average temperatures within the Premises during Ordinary Business Hours of (i) not less than 68° F. during the heating season when the outdoor temperature is 5° F. or more and (ii) not more than 78° F. and 50% humidity + 5% during the cooling season, when the outdoor temperatures are at 89° F. dry bulb and 73° F. wet bulb, with, in the case of clauses (i) and (ii), a population load per floor of not more than one person per 250 square feet of useable area, other than in dining and other special use areas per floor for all purposes, and shades fully drawn and closed, including lighting and power, and to provide at least .15 CFM of outside ventilation per square foot of rentable area. Use of the Premises, or any part thereof, in a manner exceeding the foregoing design conditions or rearrangement of partitioning after the initial preparation of the Premises which interferes with normal operation of the air-conditioning service in the Premises may require changes in the air-conditioning system serving the Premises at Tenant’s expense.

(b) Electrical. The Building Electrical system serving the Premises is designed to provide:

(i) .9 watts per usable square foot of high voltage (480/277 volt) connected power for lighting, and

(ii) 3.5 watts per usable square foot of low voltage (120/208 volt) connected power for convenience receptacles.

EXHIBIT D

EXHIBIT E

Cleaning Specifications

GENERAL CLEANING

NIGHTLY

General Offices:

1.	All hard surfaced flooring to be swept using approved dustdown preparation.

2.	Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.

Lavatories:

1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles from tenant supply and remove wastepaper.

7.	Fill toilet tissue holders from tenant supply.

8.	Empty and clean sanitary disposal receptacles.

WEEKLY

1.	Vacuum all carpeting and rugs.

2.	Dust all door louvers and other ventilating louvers within a person’s normal reach.

EXHIBIT E

3.	Wipe clean all brass and other bright work.

NOT MORE THAN 3 TIMES PER YEAR

High dust premises complete including the following:

1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, door frames and other surfaces not reached in nightly cleaning.

3.	Dust all venetian blinds.

4.	Wash all windows.

EXHIBIT E

EXHIBIT F

Rules and Regulations

1. Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord.

2. No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord. All lettering on doors shall be inscribed, painted or affixed in a size, color and style acceptable to Landlord.

3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant, nor shall any articles be placed on the window sills, radiators or convectors.

4. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

5. Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

6. Except in those areas designated by Tenant as “security areas,” all locks or bolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building’s Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.

7. Tenant shall keep the entrance door to the Premises closed at all times.

8. All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.

EXHIBIT F

9. All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.

10. No Tenant Party shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord.

11. Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.

12. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

13. Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entryways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s hauler.

14. Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord, and as Landlord may direct.

15. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.

16. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.

17. No bicycles, in-line roller skates, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building.

18. Canvassing or soliciting in the Building is prohibited.

19. Employees of Landlord or Landlord’s Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.

20. Tenant is responsible for the delivery and pick up of all mail from the United States Post Office.

21. Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

EXHIBIT F

22. Landlord shall not be responsible to Tenant or to any other person or entity for the non-observance or violation of these Rules and Regulations by any other tenant or other person or entity. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

23. The review/alteration of Tenant drawings and/or specifications by Landlord’s Agent and any of its representatives is not intended to verify Tenant’s engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building Systems and lease conditions. Tenant renovations must adhere to the Building’s applicable Standard Operating Procedures and be compatible with all Building Systems.

EXHIBIT F

EXHIBIT G

VIA HAND DELIVERY

                    , 200

RE: Office Lease (“Lease”) dated                     , 200     between,                      as “Tenant”, and BAYSIDE TOWERS, INC., as “Landlord”, for the premises located at 4100 East Third Avenue, Foster City, California, Suite             .

Commencement Agreement

Dear                     :

In accordance with Articles 1 and 2 and Exhibit G of the above referenced Lease, this letter is to confirm the following:

Premises consist of              square feet on the              floor and are hereby delivered by the Landlord as of                     .

Commencement Date is                     .

Tenant’s Share of the Premises is                     %.

Expiration Date is                     , 20     unless earlier terminated.

If you concur with the aforementioned, please execute and return one original copy to my attention.

Thank you.	ACCEPTED AND AGREED:

Sincerely,

TISHMAN SPEYER	By:

Name:

Title:

Property Manager

EXHIBIT G

EXHIBIT H

Office Furniture Inventory

[PENDING TENANT’S FINAL APPROVAL OF OFFICE FURNITURE

INVENTORY PRIOR TO EXECUTION OF LEASE BY LANDLORD]

EXHIBIT H

EXHIBIT H-1

Office Furniture Plan

EXHIBIT H-1